CERTIFICATE OF DESIGNATIONS, VOTING POWERS,

                             PREFERENCES AND RIGHTS

                                       OF

                         THE SERIES OF PREFERRED STOCK

                                       OF

                              GRILL CONCEPTS, INC.

                                TO BE DESIGNATED

                       SERIES B CONVERTIBLE PREFERRED STOCK


     Pursuant to Section 151(g) of the Delaware General Corporation Law, I, Robert Spivak, President of Grill Concepts, Inc., a Delaware corporation (the "Corporation"), hereby certify that the following is a true and correct copy of a resolution duly adopted by the unanimous written consent of the Corporation's Board of Directors dated as of December 4, 1996, and that said resolution has not been amended or rescinded and is in full force and effect at the date hereof:

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, par value $0.001 per share, to be designated "Series B Convertible Preferred Stock" and to consist of sixty-five
(65) shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions thereon, of the Series B Preferred Stock (the "Series B Preferred Stock"), as follows:

1. VOTING RIGHTS. The holders of Series B Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, will be required for an amendment, alteration or repeal of the Corporation's Certificate of Incorporation (including any certificate of designation of preferences) if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Series B Preferred Stock.

       To the extent that under Delaware law the vote of the holders of Series B Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or



















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       consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock shall constitute the approval of such action by the class. To the extent that under Delaware law the holders of Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of Series B Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

2. Liquidation, Dissolution or Reorganization. Subject to the prior rights of the Corporation's creditors and holders of securities senior to the Series B Preferred Stock in respect of distributions upon liquidation, dissolution, winding-up or reorganization of the Corporation, in the event of the voluntary or involuntary liquidation, dissolution, winding-up or reorganization of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive $10,000 per share (the "Liquidation Preference"), together with accrued and unpaid dividends payable thereon to the date fixed for payment of such distribution, if any, all of which shall be paid in cash, before any distribution is made to holders of any Junior Stock. If, upon any such liquidation, dissolution, winding-up or reorganization of the Corporation, the assets distributable among the holders of Series B Preferred Stock (and any series of preferred stock ranking in parity with the Series B Preferred Stock in respect of distributions upon liquidation, dissolution, winding-up or reorganization of the Corporation) shall be insufficient to permit the payment in full to such holders of the preferential amount payable to such holders determined as aforesaid, then the holders of Series B Preferred Stock will share ratably in any distribution of the Corporation's assets in proportion to the respective preferential amounts that would have been payable if such assets were sufficient to permit payment in full of all such amounts. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Under this Section 2, a distribution of assets in any liquidation, dissolution, winding-up or reorganization shall include (a) any consolidation or merger of the Corporation with or into any other corporation in which the Corporation is not the surviving corporation,
       (b) a sale or other disposition of all or substantially all of the Corporation's assets in consideration for cash and/or the issuance of

















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
       equity securities of another corporation, or (c) a Change of Control of the Corporation.

3.     CONVERSION RIGHTS.

       (a) CONVERSION. The Series B Preferred Stock shall be convertible at the option of the holder thereof into fully paid and non-assessable unlegended shares (rounded up to the nearest full share) of Common Stock of the Corporation (the "Conversion Shares") at a conversion price (the "Conversion Price") equal to the lower of (x) $2.50 per share of Common Stock or (y) (i) the average closing bid price of the Corporation's Common Stock as calculated over the five (5) trading-day period ending on the day prior to the date of a written notice from a holder of the Series B Preferred Stock of such conversion multiplied by (ii) the following percentage when converted during the periods after the date of first issuance of the Series B Preferred Stock (the "Issue Date") indicated:

                 61- 90 days................................85.0%
                 91-130 days................................83.5%
                131-180 days................................82.0%
                181 or more days............................80.0%

            provided, however, that the Corporation shall be required to convert no more than one-third of the aggregate stated value of such holder's Series B Preferred Stock as of the Issue Date (the "Original Amount") until after the sixtieth (60th) calendar day following the Issue Date, two-thirds of the Original Amount after the seventy-fifth (75th) calendar day following the Issue Date, and all Series B Preferred Stock after the ninetieth (90th) calendar day following the Issue Date.

            The number of Conversion Shares issuable upon conversion of each share of Series B Preferred Stock shall be determined by dividing $10,000 by the Conversion Price in effect on the Conversion Date, as defined below. An individual share of Series B Preferred Stock may only be permitted to convert in its entirety. Partial conversion of an individual share of Series B Preferred Stock is not permitted.

       (b) MECHANICS OF CONVERSION. The holder of any shares of Series B Preferred Stock may exercise the conversion right as to any part thereof by delivering via facsimile to the Corporation, at the office of the Corporation at 11661 San Vincente Boulevard, Suite 404, Los Angeles, California 90049, a conversion notice (the "Conversion Notice") in the form attached to the subscription agreements pursuant to which the Series B Preferred Stock is issued

            (the "Subscription Agreements").  The Conversion Notice shall state
            (i) that the holder elects to convert its shares, (ii) the number of shares of Series B Preferred Stock which such holder is converting, (iii) subject to applicable securities laws, the name(s) in which the certificate(s) representing the Conversion Shares and Dividend Shares, if any, to which such holder is entitled are to be issued, and (iv) the telecopier number to which the Corporation shall telecopy its confirmation described below. Notice given by telecopier to telecopier number 310-820-6530 shall be deemed notice for purposes of this paragraph and shall be deemed given at the time of holder's transmittal. Immediately upon receipt of any Conversion Notice, the Corporation shall, by telecopier, confirm receipt thereof at the telecopier number included thereon, which confirmation shall set forth the number of Conversion Shares and Dividend Shares, if any, to be issued by the Corporation as a result of such conversion. The Conversion Notice shall be deemed accepted by the Corporation provided the holder surrenders, or causes any agent for the holder to surrender, the certificate(s) for the Series B Preferred Stock to be converted, duly endorsed or assigned in blank, to the Corporation, at the location set forth above, within seven (7) business days after delivery of the Conversion Notice. Provided that the certificate(s) are delivered in accordance with the preceding sentence, the conversion shall be deemed to have been effected on the date of delivery of the Conversion Notice by telecopier, and such date is referred to herein as the "Conversion Date." Within three (3) business days of receipt by the Corporation of the certificate(s) representing the Series B Preferred Stock, the Corporation shall issue to such holder an unlegended certificate or certificates representing the number of full Conversion Shares and Dividend Shares, if any, which such holder is entitled to receive together with a check or cash in respect of any dividends as provided in Section 4(a) hereof.

            The person in whose name the certificate(s) for the Conversion Shares and any Dividend Shares are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he or she shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of whole shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the


















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
            Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle in all respects the holder thereof to the rights of Series B Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

       (c) LIQUIDATED DAMAGES. In the event the Corporation does not issue and deliver to any holder of Series B Preferred Stock unlegended certificate(s) for the aggregate number of Conversion Shares and Dividend Shares, if any, to which such holder is entitled within fifteen (15) business days after submission by such holder of a Conversion Notice, then the Corporation shall immediately pay in cash to such holder the sum of $50,000 as liquidated damages (and shall pay an additional $50,000 if, five (5) business days thereafter, the Corporation has not issued and delivered certificate(s) for the Conversion Shares and Dividend Shares, if any, by such date), unless such failure to deliver certificate(s) for the Conversion Shares and Dividend Shares, if any, is a result of a regulatory development, including, but not limited to, an amendment of Regulation S, or a "no-action" or written interpretative guidance from the Securities and Exchange Commission, which calls into question the ability of the Corporation to issue and deliver the Conversion Shares or any Dividend Shares without registration and the Corporation has received an opinion of its securities counsel to such effect, and provided that the Corporation fully complies with its obligations in Section 8 hereof. Nothing in this paragraph shall be construed as modifying the Corporation's obligation to issue to holders of Series B Preferred Stock unlegended certificate(s) for the Conversion Shares within three (3) business days of receipt by the Corporation of a Conversion Notice, as provided for in paragraph
            (b) of this Section.

       (d) ADJUSTMENTS TO CONVERSION PRICE FOR CERTAIN EVENTS. The Conversion Price shall be subject to adjustment from time to time as set forth in this subsection (d).

            (i) In case at any time, or from time to time, the Corporation shall: (A) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of capital stock; (B) subdivide its outstanding shares of Common Stock into a larger number of shares; (C) combine its outstanding shares of Common Stock into a smaller number of shares; or (D) issue by reclassification or recapitalization of its Common Stock any other class or series of shares of the Corporation (including any such reclassification or recapitalization in connection with a consolidation or merger in which the Corporation is the continuing corporation), the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, reclassification or recapitalization shall be proportionately adjusted so that the holder of any Series B Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number and kind of shares which, if such Series B Preferred Stock had been converted immediately prior to such time, such holder would have owned or have been entitled to receive. Such adjustment shall be made successively whenever any event listed above shall occur. In the event that such dividend or distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date has not been fixed.

          (ii) In case at any time, or from time to time, the Corporation shall (except as hereinafter provided) issue or sell any Additional Shares of Common Stock at a discount to the Current Market Price on the date set forth below which is greater than the then applicable discount set forth in the table in Section 3(a), such table shall be adjusted to reflect the greater discount. For the purposes of this subsection (d)(ii), the date as of which the Current Market Price for such Additional Shares of Common Stock shall be computed shall be the earlier of (x) the date on which the Corporation shall enter into a legally binding contract for the issuance or sale of such Additional Shares of Common Stock or (y) the date of the actual issuance of such Additional Shares of Common Stock. The provisions of this subsection (d)(ii) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under subsection (i) hereof. No adjustment shall be made under this subsection (d)(ii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the

















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
                issuance of any warrant or other rights therefor) pursuant to subsection (d)(iii) hereof. Adjustments shall be made successively whenever such an issuance of Additional Shares of Common Stock shall occur. In the event that such Additional Shares of Common Stock are not so issued or sold, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such issuance had not occurred.

         (iii) In case at any time, or from time to time, the Corporation shall take a record of the holders of the Common Stock for the purpose of entitling them to receive a distribution of, or shall otherwise issue, any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities shall be less than the Current Market Price, then the Conversion Price immediately thereafter shall be adjusted as provided in subsection (d)(ii) hereof on the basis that (a) the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date for the determination of the Current Market Price per share of Common Stock as hereinafter provided, and (b) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities. For the purposes of this subsection
                (d)(iii), the date as of which the Current Market Price per share of Common Stock shall be computed shall be the earliest of (i) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any such warrants or other rights, (ii) the date on which the Corporation shall enter into a legally binding contract for the issuance of such warrants or other rights or (iii) the date of actual issuance of such warrants or





















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
                other rights. Such reduction shall be made successively whenever such a record date is fixed. In the event that such rights or warrants are not so issued or (if issued) to the extent not exercised, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed or such unexercised rights or warrants had not been issued.

          (iv) In case at any time, or from time to time, the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution, by dividend or otherwise, of evidences of its indebtedness or assets (including securities, but excluding (x) any dividend or distribution referred to in subsection (d)(i) hereof and (y) any dividend or distribution paid in cash out of funds legally available therefor of the Corporation), then in each such case the Conversion Price in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the Current Market Price on such record date, less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so to be distributed, and of which the denominator shall be the total number of outstanding shares of Common Stock multiplied by such Current Market Price. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

           (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five percent (5%) in such conversion price; provided, however, that any adjustment which by reason of this paragraph
                (v) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection (d) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

       (e) AUTOMATIC CONVERSION. The Series B Preferred Stock shall mature two years after the Issue Date (the "Maturity Date") and shall automatically convert into Conversion Shares at the then current Conversion Price on the Maturity Date. All accrued but unpaid dividends on the Series B Preferred Stock shall be payable to the holders on the Maturity Date in either Dividend Shares or cash, at the option of the Corporation.

       (f) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization (pursuant to any petition under the Bankruptcy Code or otherwise), transfer of assets, consolidation, merger or dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

       (g)  NOTICE PROVISIONS.

            (i) Whenever any conversion price shall be adjusted pursuant to subsection (d) hereof, the Corporation shall forthwith obtain a certificate signed by the Corporation's chief financial officer, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Corporation's independent public accountants determined the fair value of any evidences of indebtedness, shares of stock, other securities or property or assets or warrants or other subscription or purchase rights referred to in subsections (d)(ii) through (d)(v) hereof) and specifying the new conversion prices and (if applicable) describing the amount and kind of common stock, securities, property or assets or cash which may be received upon conversion of the Series B Preferred Stock, after giving effect to such adjustment. The Corporation shall promptly cause a signed copy of such certificate to be delivered to each holder of Series B Preferred Stock.

           (ii) In case the Corporation shall propose (a) to pay any dividend payable in stock of any class to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (b) to offer to the holders of its Common Stock rights to subscribe for or to purchase any Convertible Securities or Additional Shares of Common Stock or shares of stock of any class or any other securities, rights or options,
                 (c) to effect any reclassification of its Common Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Common Stock), (d) to effect any capital reorganization, (e) to effect any consolidation, merger or sale, transfer or other distribution of all or substantially all its property, assets or business,
                 (f) to file a voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, or (g) to effect the liquidation, dissolution, winding-up or reorganization of the Corporation, then in each such case, the Corporation shall give to each holder of Series B Preferred Stock a notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such stock dividend, distribution or rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, filing of bankruptcy, liquidation, dissolution or winding-up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock and the conversion prices after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by (a) or (b) above at least 20 days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

       (h) TREASURY STOCK. The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Corporation shall be deemed an issuance thereof for purposes of subsection (d) hereof, but until so issued such shares shall not be deemed to be outstanding.

            (i) COMPUTATION OF CONSIDERATION. To the extent that any Additional Shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Common Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined by the Board of Directors of the Corporation. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights, plus the additional consideration payable to the Corporation upon the exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Corporation for issuing any warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividend upon any class of stock other than Common Stock or in payment of any debt, the Corporation shall be deemed to have received for such Additional Shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend or debt so paid or satisfied.

       (j) ANTIDILUTION PROVISIONS. No adjustment shall be made as a result of any increase in the number of Additional Shares of Common Stock issuable or any decrease in the consideration payable upon any issuance of Additional Shares of Common Stock, pursuant to any provisions intended solely to avoid dilution contained in any warrants, rights or Convertible Securities.

       (k)  WHEN ADJUSTMENT NOT REQUIRED.

            (i) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

           (ii) If the Corporation declares or makes any dividend or distribution with respect to Common Stock, other than regular cash dividends or dividends payable solely in shares of Common Stock, and each holder of Series B Preferred Stock concurrently receives dividends or distributions equal in amount and in the same kind of property (whether cash, securities or other property) as such holder would be entitled to receive if all of the outstanding Series B Preferred Stock were converted into Common Stock as of the record date of such dividend or distribution with respect to Common Stock, then thereafter no adjustment shall be required with respect to such dividend or distribution.

       (l) OTHER ACTION AFFECTING COMMON STOCK. If a state of facts shall occur which, without being specifically controlled by the other provisions of this Section 3, would not fairly protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall in good faith make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

       (m) NECESSARY CORPORATE ACTION. Before taking any action which would result in an adjustment in the Conversion Price, the Corporation shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

       (n) TAXES UPON CONVERSION. The Corporation shall pay all documentary, stamp or other transaction taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock.

       (o) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Series B Preferred Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series B Preferred Stock at the time outstanding (assuming full payment of dividends with Dividend Shares). All shares of Common Stock which shall be so issuable shall, when issued upon conversion of all or any portion of the Series B Preferred Stock, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Upon conversion of Series B Preferred Stock, the shares of Series B Preferred Stock so converted shall have the status of authorized and unissued Preferred Stock, and the number of shares of Series B Preferred Stock which the Corporation shall have authority to issue shall be decreased by any such conversion.

       (p) DIVIDENDS CONSTITUTE CORPORATE DEBT. All dividends accrued and unpaid on Series B Preferred Stock to and including the date of conversion, whether or not declared by the Board of Directors, shall constitute a debt of the Corporation payable without interest to the converting holders and shall be paid by the Corporation on the Conversion Date, in its option, either in cash or by the issuance of Dividend Shares as provided in Section 4 hereof.

4.     DIVIDENDS.

       (a) DIVIDENDS. Each holder of shares of Series B Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock or any other Junior Stock, a cumulative annual dividend payment of $800 for each share of Series B Preferred Stock held; provided, however, a holder shall be entitled to receive an annual dividend payment of $400 on shares of Series B Preferred Stock which have been converted and certificates representing the Conversion Shares have been delivered to such holder prior to one hundred eighty (180) days after the Issue Date. Dividends are payable only upon conversion or redemption of the shares of Series

            B Preferred Stock pursuant to Section 3 or Section 5 hereof and are payable upon conversion or redemption either (i) in shares of Common Stock ("Dividend Shares"), with the number thereof to be determined by dividing the accrued dividend payable by the Conversion Price in effect on the Conversion Date and rounded up to the nearest full share, or (ii) in cash, at the option of the Corporation. Dividends on the shares of Series B Preferred Stock shall accumulate from the Issue Date through the date of conversion or redemption, as the case may be, on the basis of a calendar year consisting of twelve (12) months each consisting of thirty (30) days. Dividends shall be payable in cash only out of the assets of the Corporation legally available for the payment thereof.

       (b) RESTRICTIONS ON DIVIDENDS, ETC. As long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set aside for payment any dividend or declare or make any distributions upon or purchase, redeem or otherwise acquire Common Stock or any other series or class of capital stock; provided, however, that the Corporation may declare, pay or set aside for payment, dividends required by the preferences, rights and designations of the Series A Preferred Stock and any other series or class of Preferred Stock ranking senior to, or pari passu with, Series B Preferred Stock.

5.     REDEMPTION.

       (a) OPTIONAL REDEMPTION OF OUTSTANDING SERIES B PREFERRED STOCK. The Corporation shall have the right to redeem the outstanding Series B Preferred Stock, in whole or in part, at any time and from time to time, after the Issue Date by paying to the holders thereof in cash the redemption price per share of $12,500, together with cash in the amount of all accrued and unpaid dividends thereon through the Redemption Date (as defined in subsection (d) herein); provided, however, that the Corporation may not, pursuant to this subsection
            (a), redeem any shares of Series B Preferred Stock for which it has received, on or prior to the Redemption Date, a Conversion Notice. If, on the Redemption Date, the Corporation fails to pay to the holder(s) the redemption price in cash for the shares of Series B Preferred Stock which were subject to the Redemption Notice then such shares of Series B Preferred Stock shall remain issued and outstanding as if the Redemption Notice had not been sent.

       (b) OPTIONAL REDEMPTION OF CONVERSIONS OF SERIES B PREFERRED STOCK. The Corporation shall have the right to redeem all, but not less than all, shares of Series B Preferred Stock subject to a

            Conversion Notice for which the Conversion Price is less than $1.00 per share, by paying to the holders thereof in cash the redemption price per share of (a) $11,000 per share of Series B Preferred Stock, together with cash in the amount of all accrued and unpaid dividends thereon through the Redemption Date (as defined in subsection (d) herein), if the Conversion Notice is submitted on or after the ninetieth (90th) calendar day following the Issue Date or
            (b) $10,600 per share of Series B Preferred Stock, together with cash in the amount of all accrued and unpaid dividends thereon through the Redemption Date, if the Conversion Notice is submitted prior to the ninetieth (90th) calendar day following the Issue Date; provided, however, prior to the Redemption Date fixed for any such conversion, the holder may withdraw the Conversion Notice by delivering to the Corporation, via facsimile, a notice of such withdrawal. The withdrawal notice shall state (i) the name of the holder and that such holder elects to withdraw the Conversion Notice previously delivered by such holder to the Corporation, (ii) the date such Conversion Notice was delivered to the Corporation, and (iii) the telecopier number to which the Corporation shall telecopy its confirmation that it has received the holder's notice of withdrawal. Notice given by telecopier to telecopier number 310-820-6530 shall be deemed notice for purposes of this paragraph and shall be deemed given when receipt is acknowledged by transmittal confirmation report. Immediately upon receipt of any notice of withdrawal, the Corporation shall, by telecopier, confirm receipt thereof at the telecopier number included thereon. If, on the Redemption Date, the Corporation fails to pay to the holder the redemption price in cash for all of the shares of Series B Preferred Stock which were subject to the conversion notice submitted by the holder thereof then such shares of Series B Preferred Stock shall be converted as originally requested by the holder thereof in the conversion notice.

       (c) MANDATORY REDEMPTION. The Corporation shall be required to redeem the outstanding shares of Series B Preferred Stock, by paying to the holders of such outstanding Series B Preferred Stock in cash the redemption price of $11,800 per share of Series B Preferred Stock, together with cash in the amount of all accrued and unpaid dividends thereon through the Redemption Date (as defined in subsection (d) herein), if a Conversion Notice is submitted which, if accepted, would otherwise require the Corporation to issue a greater number of shares of Common Stock than the Corporation was authorized to issue at the time of submission of such Conversion Notice. If, on the Redemption Date, the Corporation fails to pay to the holder(s) the redemption price in cash for all of the outstanding shares of Series B Preferred Stock then the Corporation shall pay in cash to the holder(s) thereof, as liquidated damages, an amount equal to 1.5% of the redemption price for each thirty
            (30) calendar day period, or portion thereof, during which the redemption price remains unpaid, which period shall commence on the Redemption Date. Any payments required to be made by the Corporation pursuant to the preceding sentence shall be made in cash and on the last day of each period as described therein and shall not have the effect of reducing the redemption price.

       (d) NOTICE OF REDEMPTION. If any shares of Series B Preferred Stock are to be redeemed pursuant to subsection (b) or (c) hereof, notice thereof (the "Redemption Notice") shall be sent (which such notice shall be sent not later than one (1) business day after the date on which the Corporation received the Conversion Notice which is the subject of subsections (b) or (c) hereof) to each holder of record whose Series B Preferred Stock is to be redeemed pursuant to subsection (b) or (c) hereof, by telecopier and for overnight delivery by a nationally recognized overnight express courier service, to such holder at such holder's address and telecopier number as the same shall appear on the books of the Corporation. The Corporation shall redeem the shares of Series B Preferred Stock it is redeeming pursuant to subsections (a) or (c) hereof on the seventh (7th) calendar day following the date on which the Corporation provides notice to the holders of its intention to redeem such shares of Series B Preferred Stock (the "Redemption Date"). If any shares of Series B Preferred Stock are to be redeemed pursuant to subsection (b) hereof, the Redemption Date shall be the tenth (10th) calendar day following the date on which the Corporation delivers the Redemption Notice to the holders thereof. The Redemption Notice shall state (a) the shares of Preferred Stock will be redeemed at the close of business on the Redemption Date, (b) the redemption price, (c) the place at which certificates for shares of Series B Preferred Stock called for redemption must be surrendered to collect the redemption price,
            (d) that dividends on shares of Series B Preferred Stock called for redemption cease to accrue at the close of the last day prior to the Redemption Date, (e) the Section of this Certificate of Designation, Voting Powers, Preferences and Rights pursuant to which they are to be redeemed and (f) that shares of Series B Preferred Stock may be converted at any time prior to the close of business on the Redemption Date by delivery of a Conversion Notice by facsimile to the Corporation pursuant to Section 3(b) hereof.

       (e) PARTIAL REDEMPTION. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata relative to each holder's percentage of ownership of the outstanding shares of Series B Preferred Stock as of the date of the Redemption Notice. On or after the Redemption Date, each holder of shares of Series B Preferred Stock that were called for redemption shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in the Redemption Notice and thereupon the redemption price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. From and after the Redemption Date, unless the Corporation shall default in the payment of redemption price pursuant to the Redemption Notice, all dividends on the Series B Preferred Stock shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest thereon), shall cease and terminate. Any and all shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation thereafter shall be canceled and returned to the status of authorized and unissued Preferred Stock.

       (f) TRANSFER BOOKS. To facilitate the redemption of any shares of Series B Preferred Stock, the Board of Directors is authorized to cause the transfer books for such Series B Preferred Stock to be closed as to the shares to be redeemed, unless the rules of any national securities exchange or automated quotation system on which the Series B Preferred Stock may be listed or quoted prohibit the closing of such transfer books.

6.     PURCHASE OPTION.

       (a) PURCHASE OPTION. If, at any time when any shares of Series B Preferred Stock shall remain outstanding, the Corporation shall issue shares of Common Stock at a purchase price, or Convertible Securities with a conversion, exchange or exercise price, less than the then Current Market Price and any such shares of Common Stock may become freely transferrable prior to 180 days following the Issue Date ("Purchase Option Trigger Event"), then each holder of any shares of Series B Preferred Stock then outstanding shall, upon notice from the Corporation in accordance with Section 6(b) hereof, be entitled to elect (the "Purchase Option") to have the Corporation purchase 75% of the shares of Series B Preferred Stock then held by such holder for a purchase price payable in cash of $10,800 per share of Series B Preferred Stock (the "Purchase

            Amount"). Nothing contained in this Section 6 shall require the Company to purchase any shares of Series B Preferred Stock if such purchase is prohibited by applicable law.

       (b) NOTICE. If the Corporation expects that a Purchase Option Trigger Event will occur, then the Corporation shall, not less than ten
            (10) calendar days prior to the occurrence of the Purchase Option Trigger Event, give written notice (the "Purchase Option Notice") thereof to each holder of record of shares of Series B Preferred Stock. The Purchase Option Notice shall be sent by telecopier and by a nationally recognized overnight express courier service for overnight delivery to each holder of record of shares of Series B Preferred Stock at such holders' address and telecopier number as the same shall appear on the books of the Corporation. The Purchase Option Notice shall state that: (i) the Corporation will purchase on the Purchase Date 75% of the shares of Series B Preferred Stock held by any holder who, prior to the close of business on the third (3rd) calendar day prior to the anticipated date of the occurrence of the Purchase Option Trigger Event set forth in the Purchase Option Notice, sends written notice (a "Purchase Option Exercise Notice") to the Corporation delivered by telecopier in the same manner as a Conversion Notice (which Purchase Option Exercise Notice shall state (A) that such holder elects to exercise its Purchase Option as set forth herein and (B) the name in which the bank check in payment of the Purchase Amount shall be issued and the address to which it shall be delivered, if different from the registered name and address of such holder);
            (ii) the Purchase Amount per share of Series B Preferred Stock;
            (iii) the place at which certificates for shares of Series B Preferred Stock which any holder wishes to sell to the Corporation pursuant to the Purchase Option must be surrendered to collect the Purchase Price; and (iv) that the "Purchase Date" shall be the date of the occurrence of the Purchase Option Trigger Event (which shall be no more than one (1) business day after the expected Purchase Date set forth in the Purchase Option Notice).

       (c) PENALTY PAYMENTS. If for any reason the Corporation shall fail to purchase any share or shares of Series B Preferred Stock for which it has received a Purchase Option Exercise Notice in accordance with Section 6(b) hereof, then (i) the Corporation shall be obligated to pay to each holder of any such shares a monthly penalty payment in cash in an amount each month equal to 1-1/2% of the Payment Amount that was payable by the Corporation to such holder on the Payment Date and (ii) dividends shall continue to accrue on such shares, in each case until such date (the "Actual Purchase Date") as the Corporation shall purchase such share or shares from such holder in accordance with the provisions of this Section 6 at a Purchase Amount which shall include not only the amount specified in Section 6(a) hereof but also (x) all dividends accrued and unpaid from the original Purchase Date to the Actual Purchase Date and (y) all penalty payments required pursuant to this Section 6(c) accrued and, notwithstanding the immediately succeeding sentence, unpaid from the original Purchase Date to the Actual Purchase Date. The first such penalty payment shall be due and payable on the thirtieth day following the Purchase Date, and each subsequent penalty payment shall be due and payable on each succeeding monthly anniversary of the Purchase Date. Penalty payments shall be pro rated for any partial monthly period ending on the Actual Payment Date.

       (d) STATUS OF PURCHASED SHARES. Any and all shares of Series B Preferred Stock purchased pursuant to this Section 6 shall be canceled and returned to the status of authorized and unissued Preferred Stock.

7. NO PREEMPTIVE RIGHTS. No holder of Series B Preferred Stock shall have any preemptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, from time to time may determine and at such price or prices as the Board of Directors from time to time may fix pursuant to the authority conferred by the Corporation's Certificate of Incorporation.

8. CERTAIN RESTRICTIONS. So long as any Series B Preferred Stock is outstanding, the Corporation shall not, without the consent of holders of a majority of the outstanding shares of Series B Preferred Stock, (i) purchase, redeem or otherwise acquire any shares of any class of the Corporation's outstanding capital stock (except as otherwise provided in Section 4(b) hereof), (ii) issue any class or series of any class of capital stock which ranks prior to the Series B Preferred Stock with respect to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation or (iii) amend, alter or change the preferences or rights of any series or class of capital stock of the Corporation (including the Series B Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the Series B Preferred Stock.
       The Series B Preferred Stock shall rank pari passu with the Series A Preferred Stock with respect to rights on dividends, liquidation and redemption.

9. REGISTRATION. The Corporation hereby agrees that, upon demand of the holders of the Series B Preferred Stock or the Conversion Shares, as a result of a regulatory development including, but not limited to, an amendment of Regulation S, or any "no-action" or written interpretive guidance from the Securities and Exchange Commission, which calls into question the ability of the holders of the Series B Preferred Stock or the Conversion Shares to resell the Series B Preferred Stock or the Conversion Shares without registration, the Corporation will file, and use its reasonable best efforts to cause to become effective a registration statement on Form S-3 (or any other available form) under the Securities Act covering the resale of the Series B Preferred Stock and the Conversion Shares. Any such registration statement shall remain effective for up to twelve (12) months, or until all of the Conversion Shares are sold, whichever is earlier. The Corporation shall provide the holders of the Series B Preferred Stock or the Conversion Shares with such number of copies of the prospectus as shall be reasonably requested to facilitate the sale of the Series A Preferred Stock and the Conversion Shares. The Corporation shall bear all expenses incurred in connection with any such registration, excluding discounts and commissions and other expenses of the holders (including, but not limited to any holder's counsel's fees).

10.    DEFINITIONS.

       (a) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation after December 4, 1996, except Common Stock which may be issued pursuant to: (i) the conversion of the Series A Preferred Stock; (ii) the conversion of the Series B Preferred Stock; (iii) the exercise by employees of the Corporation or any of its subsidiaries of options granted pursuant to any stock option plan which may hereafter be adopted by the Corporation where the exercise price of such options is not less than the fair market value of a share of Common Stock on the date of grant thereof; and
            (iv) the exercise of any warrants to purchase Common Stock issued by the Corporation and outstanding as of December 4, 1996.

       (b) "Bankruptcy Code" shall mean 11 U.S.C. 101 et seq, as amended, and any successor statute or statute having substantially the same function.

       (c) "Change in Control" shall mean a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total of the voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or, except as provided under Section 2 hereof, the closing of a sale or disposition by the Corporation of all or substantially all of the Corporation's assets (other than to a subsidiary or subsidiaries of the Corporation).

       (d) "Common Stock" shall mean the shares of common stock of the Corporation, par value $.00001 per share, and any stock into which such Common Stock may hereinafter be changed.

       (e)  "Conversion Date" shall have the meaning such term is given in
            Section 3(b) hereof.

       (f)  "Conversion Notice" shall have the meaning such term is given in
            Section 3(b) hereof.

       (g)  "Conversion Price" shall have the meaning such term is given in
            Section 3(a) hereof.

       (h)  "Conversion Shares" shall have the meaning such term is given in
            Section 3(a) hereof.

       (i) "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are convertible into or exercisable or exchangeable for, with or without payment of additional consideration in cash or property, for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

       (j) "Current Market Price" per share of Common Stock at any date herein specified shall mean the average of the daily market prices for 5 consecutive Trading Days ending on the last trading day prior to such date, except that for purposes of Section 3(c) hereof, the "Current Market Price" per share of Common Stock shall mean the market prices on the Trading Day therein specified. The market price for each such Trading Day shall be (i) if the Common Stock is quoted on the Nasdaq National Market or Nasdaq Small Cap Market, the reported last sales price, or (ii) if the Common Stock is listed or admitted to trading on a national securities exchange, the last reported sales prices regular way, or (iii) if the Common Stock is quoted on the NASD OTC Bulletin Board, the average of the closing bid and asked prices regular way, or (iv) if the Common Stock is not so quoted, as reasonably determined by the Board of Directors of the Corporation.

       (k)  "Dividend Shares" shall have the meaning such term is given in
            Section 4 hereof.

       (l) "Issue Date" shall have the meaning such term is given in Section 3(a) hereof.

       (m) "Junior Stock" shall mean the Common Stock or any other class or series of capital stock of the Corporation which at the time of issuance is not declared to be senior to or on a parity with the Series B Preferred Stock as to dividends or rights upon liquidation and shall not include the Corporation's outstanding Series A Preferred Stock (other than for purposes of Section 2 hereof). Solely for the purposes of Section 2 hereof, the Series B Preferred Stock shall be deemed to rank pari passu to the Corporation's Series A Preferred Stock, $0.001 par value per share.

       (n) "Liquidation Preference" shall have the meaning such term is given in Section 2 hereof.

       (o)  "Maturity Date" shall have the meaning such term is given in
            Section 3(f) hereof.

       (p) "Person" shall mean any individual, corporation, association, company, business trust, partnership, joint venture, joint-stock company, trust, unincorporated organization or association or government or any agency or political subdivision thereof.

       (q)  Redemption Date" shall have the meaning such term is given in
            Section 5(c) hereof.

       (r)  "Redemption Notice" shall have the meaning such term is given in
            Section 5(c) hereof.

       (s)  "Securities Act" shall mean the Securities Act of 1933, as amended.

       (t) "Trading Day" shall mean any day on which trading takes place (a) in the over-the-counter-market and prices reflecting such trading are published by the National Association of Securities Dealers Automated Quotation System or (b) if the Common Stock is then listed or admitted to trading on a national securities exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 12th day of December, 1996.

                                       By:  /s/ Michael Weinstock
                                          -------------------------------------
                                           Name:  Michael Weinstock
                                           Title:  Executive Vice-President



ATTEST:

By: /s/ Ben Sumner
   --------------------------------
   Name:  Ben Sumner
   Title:  Assistant Secretary